Exhibit 4.48

AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE

by and between

Jingdong Digits Technology Holding Co., Ltd.

and

Suqian Juhe Digital Enterprise Management Co., Ltd.

Dated as of March 31, 2021

AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE

This AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE (this “Agreement”), dated as of March 31, 2021, is made and entered into by and between the following parties in Beijing, the People’s Republic of China (“PRC”):

Party A:

Jingdong Digits Technology Holding Co., Ltd.

Domicile: Room 221, F/2, Block C, No. 18, Kechuang 11 Street, Beijing Economic and Technological Development Zone, Beijing, PRC

Legal Representative: Yayun Li

Party B:

Suqian Juhe Digital Enterprise Management Co., Ltd.

Domicile: Room 206, Building #2, JD Cloud East China Data Center, Hubin New Area, Suqian City, Jiangsu Province, PRC

Legal Representative: Pang Zhang

The parties hereto are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS

1.	Party A is a limited liability company duly organized and validly existing under the laws of the PRC, with the current registered capital of RMB 4,842,170,150 and 4,842,170,150 shares in aggregate;

2.	Party B, a limited liability company duly organized and validly existing under the laws of the PRC, holds 100% equity of Beijing Huijun Technology Co., Ltd. (the “Target Company”);

3.	The Target Company, a limited liability company duly organized and validly existing under the laws of the PRC, with the equity structure as of the date hereof as follows:

Shareholder	Contribution (RMB ten thousand)	Shareholding Ratio
Suqian Juhe Digital Enterprise Management Co., Ltd.	50,000	100%
Total	50,000	100%

4.	The Parties unanimously agree that Party A will purchase 100% equity of the Target Company held by Party B by issuing certain shares.

NOW, THEREFORE, the Parties hereby reach the following agreement with respect to matters involved in this Transaction through amicable negotiation on an equal and voluntary basis in accordance with relevant laws, regulations and normative documents, with a bid to define the rights and obligations of the Parties in this Transaction:

Article I    Definitions

1.1	Unless otherwise provided by the terms or context of this Agreement, the following terms used herein shall have the following meanings:

(1)	This Issuance	means the behavior that Party A issues certain new shares to Party B.

(2)	This Transaction	means the transaction that Party A issues certain shares to Party B for the purpose of purchasing 100% equity of the Target Company.

(3)	This Agreement	means the AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE (including all annexes thereof), and written documents duly executed by the Parties through formal written agreements from time to time for the modification, amendment and change of the AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE.

(4)	Target Company	means Beijing Huijun Technology Co., Ltd.

(5)	Target Group	means the Target Company and all affiliates consolidated to its financial statements.

(6)	Target Equity	means 100% equity of the Target Company held by Party B.

(7)	Business Day	means each day that is not a Statuary, Sunday and other statutory holiday, on which commercial banks incorporated and operated in PRC are operating normally.

(8)	Party A’s Group	means Party A and all affiliates consolidated to its financial statements.

(9)	Closing Date	means the day when this Agreement is signed.

(10)	JD Group	means JD.com, Inc. and all affiliates consolidated to its financial statements.

(11)	Subscribed Shares	mean ordinary shares issued by Party A to Party B in this Issuance. The par value of each Subscribed Share is RMB 1.

(12)	RMB	means the lawful money of the PRC.

(13)	PRC	means the People’s Republic of China, which, for the purpose of this Agreement, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan Region.

1.2	In this Agreement, unless the context otherwise requires:

(1)

references to the laws, regulations or relevant provisions shall include any interpretation, modification or supplementary of such laws, regulations or relevant provisions in the future, as well as relevant laws, regulations and other related supporting and/or subsidiary rules enacted to supersede such laws and regulations;

(2)	references to Articles, Clauses and Items are references to articles, clauses and items of this Agreement;

(3)	Headings of provisions of this Agreement are for convenience of reference only and shall not be deemed to limit or otherwise affect the interpretation of the text hereof;

(4)	Any discrepancy between the total count and the sum of values stated in this Agreement attributes to the rounding off.

Article	II Transaction Scheme

2.1

The overall scheme for this Transaction is that Party B proposes to transfer 100% equity of the Target Company it holds (corresponding to the Target Company’s registered capital of RMB 500 million) and that Party A purchases the aforesaid Target Equity held by Party B by issuing Subscribed Shares.

2.2

Party A will hold 100% equity of the Target Company, and exercise the shareholders’ rights, fulfill the shareholders’ obligations and assume the shareholders’ responsibilities as the sole shareholder of the Target Company since the Closing Date.

Article	III Pricing of the Target Equity

3.1	The Parties agree the scheme for pricing of the Target Equity in this Transaction set forth in Annex I hereof.

Article	IV Purchase of Assets by Share Issuance

4.1

Party A confirms that the total share capital of Party A before this Transaction is 4,842,170,150 shares. The Parties agree that Party A will purchase 100% equity of the Target Company held by Party B (corresponding to the Target Company’s registered capital of RMB 500 million) by issuing 306,234,544 shares to Party B.

4.2	Subscribed Shares issued in this Issuance are ordinary shares and the par value of each Subscribed Share is RMB 1.00.

4.3

Party A shall provide Party B with the following documents on the Closing Date: (i) register of shareholders and registered shares serving as the evidence for shareholding, which can represent that Party B has held the Subscribed Shares; and (ii) new articles of association or amendment to the articles of association reviewed and approved by Party A for this Transaction. Party B shall legally own the Subscribed Shares and enjoy corresponding shareholders’ equity and interests from the day when the Subscribed Shares it subscribes are registered on Party A’s register of shareholders in the name of Party B (i.e. the Closing Date).

4.4

Party B shall provide Party A with the following documents on the Closing Date: (i) register of shareholders and capital contribution certificate that can represent that Party A has held 100% equity of the Target Company; and (ii) new articles of association or amendment to the articles of association reviewed and approved by the Target Company for transfer of the Target Equity. Party A shall legally own the Target Equity and enjoy corresponding shareholders’ equity and interests of the Target Company from the day when the Target Equity is registered on the Target Company’s register of shareholders in the name of Party A (i.e. the Closing Date).

4.5

Within 30 days from the Closing Date: (i) Party A shall be responsible for the following matters to complete specific matters regarding this issuance, including but not limited to, completing capital verification regarding this Issuance, applying to the competent market regulation administration for change of registered capital and filing of amendment of articles of association; and (ii) the Parties shall handle the industrial and commercial registration/filing regarding the transfer of the Target Company’s equity with the competent market regulation administration governing the Target Company.

Article V    Closing Conditions for this Transaction

5.1

With regard to Party B, the closing conditions for this Transaction are as follows. The Parties confirm that the following closing conditions have been satisfied on the execution date of this Agreement.

(1)

The board of directors and shareholders’ meeting of Party A shall have reviewed and approved proposals regarding this Transaction, and shall have approved Party A to sign this Agreement and other relevant transaction documents.

(2)	The board of directors of JD.com, Inc. shall have reviewed and approved proposals regarding this Transaction, and has approved Party B to sign this Agreement and other relevant transaction documents.

(3)	Party A shall have signed this Agreement or any other transaction documents required by this Agreement (if necessary).

(4)	On the execution date and Closing Date, representations and warranties made by Party A are true and accurate in all material aspects.

5.2

With regard to Party A, the closing conditions for this Transaction are as follows. The Parties confirm that the following closing conditions have been satisfied on the execution date of this Agreement.

(1)

The board of directors and shareholders’ meeting of Party A shall have reviewed and approved proposals regarding this Transaction, and shall have approved Party A to sign this Agreement and other relevant transaction documents.

(2)

The board of directors of JD.com, Inc. shall have reviewed and approved proposals regarding this Transaction, and shall have approved Party B to sign this Agreement and other relevant transaction documents.

(3)	The Target Company has agreed with this transaction as per its internal decision procedures.

(4)	Party B shall have signed this Agreement or any other transaction documents required by this Agreement (if necessary).

(5)	On the execution date and Closing Date, representations and warranties made by Party B are true and accurate in all material aspects.

Article VI    Information Disclosure and Confidentiality

6.1	The Parties agree to keep the following information or documents confidential:

(1)

all information related to this Agreement obtained by the Parties before and during the execution and delivery of this Agreement, including but not limited to transaction schemes, commercial conditions (intention), negotiation processes and contents, etc.

(2)	all documents and materials related to this Agreement, including but not limited to any documents, materials, data, contracts, financial statements, etc.

(3)	other information and documents that may result in market rumors and/or other abnormalities once disclosed or divulged.

6.2

Neither Party shall disclose or divulge the aforesaid information and documents to any third party other than the Parties thereto by any means without the prior consent of the other party. The Parties shall take necessary measures to ensure that personnel can only access to or understand the aforesaid information and documents on a need-to-know basis for this Transaction, and shall require all relevant personnel to observe provisions of this article.

6.3	The confidentiality clause shall not apply to the following circumstances:

(1)	the information and documents have been public known before disclosure;

(2)

the information and documents are disclosed as per the mandatory regulations of the laws, regulations and normative documents, or decisions, orders or requirements of governmental authorities or security exchanges having jurisdiction over the Parties, or the judgment, ruling or awards of the court and/or arbitration organizations;

(3)

the information and documents are disclosed to the intermediary agencies before and/or after engagement of such agencies (including independent financial advisor, auditor, appraiser and lawyer) for the purpose of execution and delivery of this Agreement.

Article VII    Representations and Warranties of Party A

Party A hereby makes the representations and warranties set forth in this Article VII to Party B on the execution date of this Agreement, and confirms that all the representations and warranties set forth below are true and accurate in all material aspects on the execution date and Closing Date:

7.1

Party A has obtained or will obtain all approvals, consents, authorizations and permissions necessary for executing and performing this Agreement (including completing this issuance) before the Closing Date (except for the industrial and commercial registration/filing procedures of this Issuance and other matters agreed in this Agreement to be obtained after the Closing Date), and undertakes that it has the legal capacity and rights to execute and fully perform this Agreement.

7.2	The execution and delivery of this Agreement (including completing this Issuance) will not violate:

(1)	laws and regulations of the PRC, and relevant regulations of competent government authorities.

(2)

Party A’s articles of association and any important commitments, agreements and contracts binding on itself or its assets it makes or executes. In case of any violation, it has obtained the written consent, permission or waiver from the counterparty or beneficiary of such commitments, agreements and contracts before executing this Agreement.

7.3	The issuance of Subscribed Shares do not involve any occurred, pending or potential litigations, arbitrations, or administrative investigations, punishment or other procedures.

7.4	With respect to the subject qualification, business and other aspects of Party A’s Group, Party A further makes the representatives and warranties set forth in Annex II hereof.

Article VIII    Representations and Warranties of Party B

Party B hereby makes the representations and warranties set forth in this Article VIII to Party A on the execution date of this Agreement, and confirms that all the representations and warranties set forth below are true and accurate in all material aspects on the execution date and Closing Date:

8.1

Party B has obtained or will obtain all approvals, consents, authorizations and permissions necessary for executing and fulfilling this Agreement before the closing date (except for the industrial and commercial registration/filing procedures of the equity transfer and others agreed in this Agreement to be obtained after the Closing Date), and undertakes that it has the legal capacity and rights to execute and fully perform this Agreement.

8.2	The execution and delivery of this Agreement will not violate:

(1)	laws and regulations of the PRC, and relevant regulations of competent government authorities.

(2)

Party B and the Target Company’s articles of association and any important commitments, agreements and contracts binding on itself or its assets it makes or executes. In case of any violation, it has obtained the written consent, permission or waiver from the counterparty or beneficiary of such commitments, agreements and contracts before executing this Agreement.

8.3

Party B’s capital contribution to the Target Company does not violate the requirements on capital contribution period provided in the articles of association of the Target Company. There is no false capital contribution or withdrawal of capital contribution, and there are no any guarantee, mortgage or other security interests on such capital contribution. The equity is not subject to any judicial seizure or freezing, and can be legally transferred to Party A according to the laws of PRC.

8.4	Representations and warranties in Annex III hereof are further made with respect to the subject qualification, business operation and other aspects of the Target Group.

Article IX    Commitments

9.1

The Parties hereto shall make all reasonable endeavors stipulated by the laws to take (or urge others to take) all necessary or appropriate measures, handle (or urge others to handle) all related matters stated hereunder, sign and deliver all necessary documents and other materials for enforcing provisions agreed herein and accomplishing the transaction proposed herein.

Article X    Liabilities for Breach of Agreement

10.1

Where a Party fails to fulfill its obligations or commitments hereunder, or representations or warranties such Party makes under this Agreement are untrue or seriously wrong, such Party shall be deemed as constituting breach of agreement, unless such Party is affected by force majeure factors.

10.2

The Defaulting Party shall save, defend, indemnify and hold harmless the Non-Defaulting Party from and against all the losses arising out of or resulting from the Defaulting Party’s breach behaviors (including reasonable expenses incurred for avoidance of loss).

10.3	Notwithstanding the foregoing, neither Party shall be liable for any breach of agreement disclosed in the written documents provided to the other Party before the closing date.

Article XI    Effectiveness, Modification and Termination of Agreement

11.1	This Agreement comes into force upon being signed by the Parties.

11.2	Modification

Any modification to this Agreement shall be subject to the consensus and written agreement of the Parties.

11.3	Termination

This Agreement may be terminated upon the unanimous consent of the Parties in writing.

Article XII    Force Majeure

12.1

For the purpose of this Agreement, the force majeure event means any event that cannot be reasonably controlled, unpredictable, or inevitable and insurmountable even if predictable and occurs after the execution date of this Agreement, which makes it objectively impossible or impractical for the affect Party to perform this Agreement in whole or in part, including but not limited to floods, fires, droughts, typhoons, earthquakes and other natural disasters, traffic accidents, strikes, riots, and wars (whether declared or not), amongst others.

12.2

Where a Party fails to perform or cannot fully perform this Agreement due to a force majeure event, such Party shall immediately notify the other Party of such situation in writing and provide details thereof within 15 days after occurrence of such situation, as well as valid supporting documents to prove the failure in performing this Agreement in whole or in part, or any delay in such performance.

12.3

Where a Party cannot fulfill its obligations hereunder, in whole or in part, due to force majeure event, such Party shall not be deemed as constituting the breach of agreement and the performance of such obligations shall be suspended when the force majeure event exists. Such Party shall immediately fulfill all obligations hereunder after the force majeure event and/or its impacts are mitigated. Where the force majeure event and/or its impacts last for 30 days or even longer and either Party becomes unable to perform this Agreement as a result of such force majeure event, either Party is entitled to terminate this Agreement.

12.4

Where the performance of this Agreement is directly affected or this Agreement cannot be performed as agreed due to any adjustment in the policies, laws, regulations or normative documents of the PRC after this Agreement is signed and neither Party constitutes any fault, neither Party shall be held liable for the non-performance of this Agreement after the occurrence of such adjustment. The Parties may negotiate to dissolve this Agreement or extend the duration for performance of this Agreement considering the degree of its impact on the performance of this Agreement.

Article XIII    Taxes

13.1	The Parties agree to respectively bear the taxes payable by each Party arising from this Transaction in accordance with the laws and regulations of the PRC.

Article XIV    Governing Laws and Settlement of Disputes

14.1	The construction, effectiveness, interpretation, performance of this Agreement and the settlement of disputes hereunder shall be governed by the laws of PRC.

14.2

Any dispute concerning this Agreement shall be settled by the Parties through amicable negotiation. Should such negotiation be failed, either party shall be entitled to submit the relevant dispute to Beijing Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in force.

14.3	The arbitration award shall be final and binding on the Parties hereto. Unless otherwise specified in the arbitration award, the arbitration fees shall be borne by the losing party.

14.4	During the settlement of dispute, the Parties shall continue to perform other provisions hereunder except for the disputed matters submitted for arbitration.

Article XV    Notice

15.1	All notices, requirements and other communications hereunder shall be in writing, and shall be delivered or mailed to the designated address of the related party or sent to its e-mail address.

15.2

All notices, requirements or other communications hereunder shall be deemed received: (1) upon the signature of the notified party if delivered personally, provided that the notice shall not be deemed as being duly received without the notified party’s signature; (2) on the third (3rd) day after delivery if delivered by post (only express mail service acceptable); and (3) on the date of receipt of the notified party’s mail server if delivered by e-mail.

Article XVI    Supplementary Articles

16.1

Invalidity, illegality or unenforceability of any provision of this Agreement as a result of any laws or provisions hereof shall not affect the validity, legality or enforceability of any other provisions hereof.

16.2

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, statements, memorandums, correspondences, or any other documents with respect to such matters between the Parties before the execution of this Agreement.

16.3

Unless otherwise agreed in this Agreement, no Party to this Agreement may assign any or all of its rights, interests, responsibilities or obligations under this Agreement by any means without the prior written consent of the other Party.

16.4	Unless otherwise provided by the laws and regulations, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

16.5

Matters not covered herein shall be defined by the Parties in specific transaction agreement, supplementary agreement, and other written documents signed by the Parties, which shall have the same legal effect with this Agreement.

16.6

This Agreement is executed in quadruplicate, with each Party holding one copy and other copies kept by Party A for filing and/or submitted to the competent authority for registration or filing (if necessary). Each original shall have the same legal effect.

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(This page is intentionally left blank) (Signature Page to the AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE)

Party A: Jingdong Digits Technology Holding Co., Ltd. (Official Seal)

Legal Representative or Entrusted Agent (Signature): /s/ Authorized Signatory

Signature Page

(This page is intentionally left blank) (Signature Page to the AGREEMENT ON PURCHASE OF ASSETS BY SHARE ISSUANCE)

Party B: Suqian Juhe Digital Enterprise Management Co., Ltd. (Official Seal)

Legal Representative or Entrusted Agent (Signature): /s/ Authorized Signatory

Signature Page